Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Fourth Quarter and Full Year 2013

Solid Results in Wood Fibre Processing Offset by Challenges in Nitrogen Products

Company Provides Outlook for Growth in Wood Fibre Processing

LOS ANGELES, CA (March 11, 2014) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three and twelve months ended December 31, 2013.

Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including its wood fibre processing business and Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen), of which Rentech owns the general partner and approximately 60% of the common units representing limited partner interests. The results of the wood fibre processing business are reported as two operating segments: Fulghum Fibres (wood chipping) and wood pellets. The results of Rentech Nitrogen include two operating segments: the East Dubuque Facility and the Pasadena Facility. Results of the Company’s energy technologies business are reported in a separate segment.

Rentech today posted a presentation on the Investor Relations section of its website to provide additional detail on the Company’s financial results and wood fibre processing business.

D. Hunt Ramsbottom, President and CEO of Rentech, said, “We made a strong entry into the wood fibre processing business this year. Our wood chipping business, Fulghum Fibres, is generating solid revenues and EBITDA. Our two industrial wood pellet projects in Canada are on schedule, on budget and on track to provide the returns we expect, based on long-term contracts. We are also pleased that our facilities at both Fulghum Fibres and Rentech Nitrogen have exceeded our safety goals.”

“Although we made significant strategic progress in 2013, our fourth quarter and full year financial results were muted by challenges at Rentech Nitrogen. We saw significant industry-wide declines in nitrogen product prices, as well as downtime at both of our facilities that reduced production and sales volumes. Both facilities are currently operating exceptionally well and at increased operating rates, due to investments we made in capacity expansion and improvements. We continue to see higher prices for nitrogen products compared to the lows we witnessed during the second half of last year, and we are confident that the higher prices and expanded capacity will lead to improved financial and operating results for Rentech Nitrogen in 2014.”

Mr. Ramsbottom continued, “Overall, 2013 was a significant year for Rentech, as we wound down our energy technology business and entered the wood fibre processing industry, strategically re-positioning the company around opportunities with significant revenue growth and strong shareholder returns. We see specific opportunities to invest capital at attractive and predictable returns. We can leverage our existing fibre team and assets to create a fibre business that could generate an annual EBITDA run-rate of approximately $55 million by the end of next year, and $150 million in four to five years. We also see a compelling opportunity for an IPO of the wood fibre business as an MLP as early as next year. We believe execution of this plan for the wood fibre processing business would create substantial value for our shareholders, due to its strong business model, the value of a successful IPO, and the benefits of an MLP structure.”

Wood Fibre Processing Business Strategy Highlights

Rentech plans to build on the foundation established with the acquisition of Fulghum Fibres to invest in the wood chips and pellets sectors of the wood fibre processing industry. These sectors are projected to exceed $25 billion of revenue by 2020. Rentech has identified specific investment opportunities in the industry to create significant value for Rentech shareholders. Specifically identified opportunities to invest with unlevered returns of mid-teens or higher could lead to an annual EBITDA run-rate of about $55 million by the end of 2015, which the Company believes is adequate scale for an IPO of the business as an MLP. Those opportunities would require approximately $100 million of investment beyond the investment required for the Atikokan and Wawa wood pellet projects. Additional similar opportunities representing up to $600 million of investments could lead in four to five years to annual revenues exceeding $600 million, and EBITDA above $150 million.

Financial Highlights

Three months ended December 31, 2013

The financial results of Fulghum Fibres are included in 2013 results of operations only since the date of acquisition, which was May 1, 2013. The financial results for the three months ended December 31, 2013 and 2012 include three months of operating results for the Pasadena Facility in 2013 and two months in 2012.

Consolidated revenues for the three months ended December 31, 2013 were $79.3 million compared to $92.5 million in the prior-year period, comprised primarily of:

•	$24.5 million from Fulghum Fibres; and

•	$54.6 million from Rentech Nitrogen which represents a decrease of $37.8 million from the prior year. Current year results reflect a 37% decline in revenues from the Pasadena Facility and a 44% decline in revenues from the East Dubuque Facility, due to industry-wide declines in nitrogen product prices, plant outages and lower production and sales volumes.

Gross loss for the three months ended December 31, 2013 was $2.6 million, compared to gross profit of $28.6 million in the prior-year period, comprised primarily of:

•	Contribution of $5.3 million in gross profits at Fulghum Fibres; which was more than offset by

•	Gross loss of $8.0 million at Rentech Nitrogen, which decreased from a gross profit of $28.6 million in the prior-year period primarily due to lower sales volumes and higher input costs.

Operating loss for the three months ended December 31, 2013 was $15.8 million, compared to operating loss of $9.3 million in the prior-year period, comprised primarily of the following:

•	Operating loss of $13.6 million from Rentech Nitrogen, which reflected a loss of $9.7 million at the Pasadena Facility and costs associated with downtime at both facilities;

•	Operating income of $7.3 million from Fulghum Fibres;

•	Operating loss of $1.3 million from the wood pellets segment, which reflected selling, general and administrative (SG&A) costs associated with developing the business, and non-capitalized costs associated with constructing the wood pellet mills at Atikokan and Wawa;

•	Operating loss of $2.0 million from energy technologies, which reflected taxes, insurance, security and other administrative costs related to the Company’s energy technology facilities and sites; protecting patents; and efforts to sell and seek partners for its energy technologies and related assets; and

•	Corporate and unallocated expenses recorded as operating expenses of $6.2 million, including non-cash compensation of $1.7 million.

Consolidated Adjusted EBITDA for the three months ended December 31, 2013 was ($13.3) million, a decline of $23.6 million compared to the prior-year period, which included the following:

•	Contribution of $4.7 million from Fulghum Fibres; and

•	($8.6) million of Adjusted EBITDA from Rentech Nitrogen.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Net loss for the three months ended December 31, 2013 was $14.5 million or ($0.06) per basic share, compared to net loss of $24.5 million or ($0.11) per basic share for the same period last year.

Fulghum Fibres

Fulghum Fibres processed 3.8 million green metric tons of wood during the three months ended December 31, 2013. Fulghum Fibres’ revenues were $24.5 million for the current period, of which approximately $15.4 million and $9.1 million were generated from the U.S. and South American operations, respectively. Gross profit for the period was $5.3 million on margins of 22%. SG&A and interest expenses for three months ended December 31, 2013 were $1.6 million and $0.5 million, respectively.

Wood Pellets

Wood pellets segment SG&A expenses were $1.2 million for the three months ended December 31, 2013, compared to $1.1 million in the prior period. SG&A expenses include costs associated with developing the business, and non-capitalized costs associated with converting the wood pellet mills at Atikokan and Wawa.

Nitrogen Products Manufacturing

The financial results for the three months ended December 31, 2013 and 2012 include three months of operating results for the Pasadena Facility in 2013 and two months in 2012.

Revenues for the three months ended December 31, 2013 were $54.6 million, compared to $92.4 million for the comparable period in the prior year. Revenues for the fourth quarter of 2013 declined 44% year-over-year at the East Dubuque Facility and by 37% at the Pasadena Facility, due to industry-wide declines in nitrogen product prices, plant outages and lower production and sales volumes.

Production was reduced at both facilities during the quarter due to scheduled and unscheduled downtime, which totaled 60 days at the East Dubuque Facility and 37 days at the Pasadena Facility. The East Dubuque Facility was out of commission for 31 days during the quarter for work related to the bi-annual turnaround. Production at the East Dubuque Facility was also halted for 29 days in late November and much of December to accommodate repairs following a fire at the ammonia converter. Additionally, the East Dubuque Facility operated at reduced rates for 45 days, 27 of which were during the quarter following the turnaround, as a result of the need to replace the foundation underneath one of four syngas compressors, rendering the compressor out of service. The replacement of the compressor foundation took 84 days to complete, most of which occurred while the plant was down due to the fire. The Pasadena Facility experienced several small, unplanned disruptions during the quarter, and also was offline for 23 days in December to conduct the scheduled ammonium sulfate expansion and reliability improvement project as well as other turnaround maintenance.

Limited production volume reduced deliveries of UAN from the East Dubuque Facility in the fourth quarter of 2013, resulting in the postponement of 19,000 tons of scheduled UAN deliveries until the first quarter of 2014. Ammonia demand for the quarter was limited due to an abbreviated fall application period as a result of wet weather. Sales volume at the Pasadena Facility was reduced by the delay into the first quarter of 2014 of a 27,000 metric ton vessel shipment of ammonium sulfate (AS), caused by the late arrival of the vessel.

Gross loss margin was 15% for the three months ended December 31, 2013, compared to gross profit margin of 31% for the same period last year. Lower product prices and higher fixed costs per ton in cost of sales reduced margins for both facilities, as fixed production costs, including those incurred during the downtime that would normally be included in product inventory costs but were expensed as cost of sales, were spread across lower sales volumes. Gross loss margin at the East Dubuque Facility was 2% for the current period, compared to gross profit margin of 55% for the prior-year period, partially due to lower sales prices, higher natural gas prices and repair costs. Gross loss margin at the Pasadena Facility was 32% for the current period, compared to 5% for the prior-year period, due primarily to lower product pricing relative to the cost of inputs, and a write-down of inventories. Downtime in the fourth quarter lowered nitrogen production by an aggregate of approximately 191,000 tons at both facilities and increased per-ton costs, as fixed production costs, including those incurred during the downtime that would normally be included in product inventory costs but were expensed as cost of sales, were spread across lower sales volumes. Scheduled and unscheduled downtime at both facilities resulted in turnaround and related costs of $15.5 million reflected in cost of sales. Natural gas costs were 37% of the East Dubuque Facility’s cost of sales, while ammonia and sulfur costs were 57% of the Pasadena Facility’s cost of sales.

SG&A expenses were $3.6 million for the three months ended December 31, 2013, compared to $6.4 million for the prior-year period. The reduction in SG&A expenses was primarily the result of a $2.2 million reduction in business development expenses and unit based compensation at the Partnership level, and lower payroll expense at the East Dubuque Facility.

During the three months ended December 31, 2013, operating loss was $13.6 million, compared to operating income of $21.3 million during the comparable period in the prior year. The operating loss in the quarter was primarily due to costs associated with scheduled and unscheduled downtime at both facilities, lower sales volume resulting from reduced production and limited demand during the shortened fall application season, as well as lower sales prices.

Adjusted EBITDA for the three months ended December 31, 2013 was ($8.6) million, or $6.9 million excluding costs related to planned and unplanned outages, which compares to $24.3 million in the corresponding period in 2012. The East Dubuque Facility reported $0.3 million in Adjusted EBITDA, or $14.1 million excluding costs related to planned and unplanned outages. The Pasadena Facility reported ($7.5) million in Adjusted EBITDA, or ($5.8) million excluding costs related to planned and unplanned outages. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Interest expense was $4.4 million for the three months ended December 31, 2013, compared to $1.3 million for the prior-year period. The increase was due to additional borrowings to finance expansions, major maintenance projects, and the acquisition of the Pasadena Facility.

Energy Technologies

The energy technologies segment includes SG&A expenses (including costs formerly recorded as research and development (R&D) expenses) related to the Company’s technologies that are designed to convert carbon-bearing solids or gases into hydrocarbons and electric power.

The Company has been actively winding down its alternative energies business since announcing in the first quarter of 2013 plans to cease operations, reduce staffing at, and mothball its Product Demonstration Unit (PDU), in Commerce City, CO, and to eliminate all related R&D activities. Recently, the Company entered into a definitive agreement with Sunshine Kaidi New Energy Group Co., Ltd (Kaidi) to sell its alternative energy technologies and decommissioned PDU, in Commerce City, Colorado for an initial cash payment of $15.3 million, with another $16.2 million if Kaidi successfully constructs and operates its demonstration-scale plant in China. The sale is expected to close in mid-2014 subject to customary conditions, including regulatory approvals in the United States and the People’s Republic of China.

The segment incurred SG&A expenses of $2.2 million, compared to $1.3 million for the prior-year period. SG&A expenses increased primarily due to the inclusion of $1.1 million of costs for activities that were previously reported as R&D expenses. These former R&D expenses include personnel and other costs associated with efforts to sell the Company’s energy technologies, its decommissioned PDU and site in Commerce City, Colorado, patent protection expenses, taxes, insurance costs, security and other administrative costs. R&D expenses for the energy technologies segment were zero for the three months ended December 31, 2013, since all R&D activity ceased in the first quarter of 2013. R&D expenses for the prior-year period were $6.3 million.

Year ended December 31, 2013

The financial results of Fulghum Fibres are included in 2013 results of operations only since the date of acquisition, which was May 1, 2013. The financial results for the twelve months ended December 31, 2013 and 2012 include twelve months of operating results for the Pasadena Facility in 2013 and two months in 2012.

Consolidated revenues for the year ended December 31, 2013 were $374.9 million, compared to $261.9 million in the prior-year period, comprised primarily of:

•	$63.0 million from Fulghum Fibres; and

•	The inclusion of the Pasadena Facility’s results for the full twelve months of 2013 in comparison to two months of results for 2012, partially offset by a 21% decline in revenues from the East Dubuque Facility.

Gross profit for the year ended December 31, 2013 was $83.7 million compared to $131.9 million in the prior-year period, comprised primarily of:

•	Contribution of $12.0 million in gross profits at Fulghum Fibres; and

•	$71.4 million in gross profits at Rentech Nitrogen which was negatively affected by lower nitrogen product prices, higher input costs and lower sales volume.

Operating loss for the year ended December 31, 2013 was $8.9 million, compared to operating income of $43.3 million in the prior-year period, comprised primarily of the following:

•	Contribution of $9.9 million from Fulghum Fibres;

•	Operating loss of $5.5 million from the wood pellets segment, which reflected SG&A costs associated with developing the business and acquisition-related and non-capitalized costs associated with constructing the wood pellet mills at Atikokan and Wawa;

•	Contribution of $19.2 million from Rentech Nitrogen, which included a goodwill impairment of $30.0 million for the Pasadena Facility and costs associated with downtime at the both facilities;

•	Operating loss of $7.0 million from energy technologies, which reflected costs associated with R&D and decommissioning of the PDU; administrative costs related to the Company’s energy technologies, facilities and sites; efforts to sell and seek partners for the energy technologies and related assets; partially offset by a $6.3 million gain on the sale of property the Company owned in Natchez, Mississippi; and

•	Corporate and unallocated expenses recorded as operating expenses of $25.4 million, which included $1.5 million in transaction costs related to the acquisition of Fulghum Fibres and non-cash compensation of $5.9 million.

Consolidated Adjusted EBITDA for the year ended December 31, 2013 was $36.1 million, compared to $74.1 million for the prior-year period, which included the following:

•	$13.0 million contribution from Fulghum Fibres; and

•	$66.5 million of Adjusted EBITDA from Rentech Nitrogen.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

For the year ended December 31, 2013, the Company recorded a net income tax benefit of approximately $26.6 million which was comprised of a net income tax benefit for Rentech of approximately $26.5 million and an income tax benefit for Rentech Nitrogen of approximately $0.1 million. The income tax benefit for Rentech was due to the release of a valuation allowance of $27.6 million that had been recorded against Rentech’s net operating loss carryforwards. The release of the valuation allowance resulted from the recording of deferred tax liabilities related to the Fulghum Fibres acquisition.

Net loss for the year ended December 31, 2013 was $1.5 million or ($0.01) per basic share. Excluding the Agrifos goodwill impairment, loss on debt extinguishment, fair value adjustment to earn-out consideration, gain on sale of the site in Natchez, and income tax benefit, net loss allocated to common shareholders for the current period was $16.0 million or ($0.07) per basic share. This compares to net loss of $14.0 million or ($0.06) per basic share for the same period last year. Further explanation of net income excluding these items, a non-GAAP financial measure, has been included below in this press release.

Fulghum Fibres

Fulghum Fibres processed approximately 9.9 million green metric tons of wood from May 1, 2013 through December 31, 2013. The segment generated revenues of $63.0 million from May 1, 2013 through December 31, 2013, of which approximately $40.7 million and $22.3 million were generated from the U.S. and South American operations, respectively. Gross profit for the period was $12.0 million on margins of 19%. SG&A and interest expenses for the period were $3.8 million and $1.8 million, respectively.

Wood Pellets

Rentech achieved several key milestones with respect to the Company’s two industrial wood pellet projects in Eastern Canada. The majority of outside civil and concrete construction work and all remaining detailed engineering packages were completed, and nearly 80% of all required equipment and materials have been procured. The Company has also received rail cars at the Wawa facility and the first delivery of logs at the Atikokan facility.

Wood pellets segment SG&A expenses were $5.5 million for the twelve months ended December 31, 2013, compared to $1.9 million for the comparable period in the prior year. The increased SG&A was due to acquisition-related and development costs associated with the wood pellet projects as well as other costs for the development of the Company’s wood fibre processing business, and non-capitalized project costs of $0.7 million.

Nitrogen Products Manufacturing

The financial results for the year ended December 31, 2013 and 2012 include twelve months of operating results for the Pasadena Facility in 2013 and two months in 2012.

Revenues for the year ended December 31, 2013 were $311.4 million, compared to $261.6 million for the prior year. Revenues increased due to the inclusion of the Pasadena Facility’s results for the full twelve months of 2013 in comparison to two months of results for 2012, partially offset by a 21% decline in revenues from the East Dubuque Facility as the result of declines in nitrogen prices and lower production and sales volumes.

Gross profit margin for the year ended December 31, 2013 was 23%, compared to 50% for the same period last year. Gross profit margin at the East Dubuque Facility was 46% for the current period, compared to 60% for the prior-year period. Gross loss margin at the Pasadena Facility was 7% for the current period, compared to 5% for the prior-year period. Gross margin at both facilities was reduced by downtime, which reduced production and sales volumes and increased costs in the fourth quarter of 2013. In addition, gross margin for both facilities was reduced by lower nitrogen product prices, higher input costs and allocation of fixed production costs, including those incurred during downtime that would normally be included in product inventory costs, which were expensed as cost of sales and were spread across lower sales volume. Gross loss margin at the Pasadena Facility was further reduced by approximately $5.0 million in inventory write-downs of product that had not been delivered and remained in inventory at the end of the year.

SG&A expenses were $17.3 million for the year ended December 31, 2013, down from $18.4 million in the prior-year period. The decrease was primarily due to a decline of $3.5 million in Partnership level business development expenses and a $1.7 million decline in unused credit facility fees and professional service expenses. These declines were partially offset by the inclusion of the Pasadena Facility’s SG&A for the full twelve months of 2013 compared to two months of 2012.

During the year ended December 31, 2013, operating income was $19.2 million compared to $111.6 million during the comparable period in the prior year. The year-over-year decline in operating income was a result of lower gross profits at the East Dubuque Facility due to lower sales volumes and product prices of ammonia and UAN and a result of negative gross profits at the Pasadena Facility. In addition, operating income in 2013 was reduced by a $30.0 million non-cash charge for impairment of goodwill related to the Pasadena Facility. The impairment was the result of a reduced outlook for profitability at the Pasadena Facility compared to projections at the time of the acquisition.

Adjusted EBITDA for the twelve months ended December 31, 2013 was $66.5 million, or $82.0 million excluding costs related to planned and unplanned outages, which compares to $124.0 million in the corresponding period in 2012. The East Dubuque Facility reported $84.5 million in Adjusted EBITDA, or $98.4 million excluding costs related to planned and unplanned outages. The Pasadena Facility reported ($10.1) million in Adjusted EBITDA, or ($8.4) million excluding costs related to planned and unplanned outages. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Interest expense was $14.1 million for the year ended December 31, 2013, compared to $1.5 million for the prior-year. The increase was due to additional borrowings to finance expansions, major maintenance projects, and the acquisition of the Pasadena Facility.

Rentech Nitrogen realized a non-cash gain of $4.9 million for the year ended December 31, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of the Pasadena Facility. The reduction was caused by a decline since the time of the acquisition in the outlook for profitability in 2013 and 2014, primarily due to lower levels of nitrogen fertilizer prices.

Energy Technologies

The segment incurred SG&A expenses of $7.7 million during the current period, compared to $4.5 million for the prior-year period. SG&A expenses increased primarily due to the inclusion of $4.4 million in costs for activities that were previously recorded as R&D expenses, partially offset by a decrease in project development costs of approximately $0.9 million. These former R&D expenses included costs in support of de-commissioning the PDU, costs associated with efforts to sell and obtain partners for the PDU and the Company’s energy technologies, patent protection expenses, taxes, insurance costs, security and other administrative costs of energy technology facilities and sites. R&D expenses for the energy technologies segment were $5.7 million for 2013, all of which were incurred in the first three months of the year. R&D expenses for the prior-year period were $20.9 million. In 2013, the segment sold the Natchez site for proceeds of $8.6 million and a gain of $6.3 million.

2014 Outlook

Rentech

Rentech provided the following guidance for 2014, excluding Rentech Nitrogen:

Rentech Guidance (excludes Rentech Nitrogen)

(Financial metrics in $U.S. million)	2014 Guidance
Revenues
Fulghum Fibres	$95
Wood Pellets (1)	20

Total Revenues	$115
Cash SG&A
Fulghum Fibres	$5
Wood Pellets (2)	7
Energy Technologies (3) (4)	5
Unallocated	15

Total Cash SG&A	$32
EBITDA
Fulghum Fibres	$20
Wood Pellets – Atikokan & Wawa (1) (5)	$2
Maintenance Capital Expenditures
Fulghum Fibres	$3
Wood Pellets	$—
Production (in 000 tonnes)
Fulghum Fibres – Logs Processed (GMT)	15,000
Wood Pellets (MT)	80,000

(1)	Assumes first shipment to Drax in December 2014.
(2)	Includes assumed plant related start-up costs of approximately $1 million.
(3)	Assumes sale of technology and PDU closes on 6/30/14.
(4)	Q1-Q3 includes Kaidi sale related transaction & closing costs; Q4 SG&A, post-closing is expected to be approximately $0.2 million.
(5)	Atikokan & Wawa plant EBITDA only.

Rentech Nitrogen

The Company expects that a number of factors may contribute to improved operating and financial results in 2014 compared to 2013 at Rentech Nitrogen. Completed capacity expansion projects have increased production rates, and should increase production for the year at both facilities. Projects to improve reliability have been completed at the Pasadena Facility. Both facilities are forecasted to operate at increased capacity in 2014, with no scheduled down-time for the East Dubuque Facility and no scheduled interruptions to the production of AS, other than normal scheduled maintenance for the Pasadena Facility. The sulfuric acid plant is scheduled to be down for approximately 20 days beginning in mid-July to install a new converter and to complete final tie-ins for the co-generation power project. AS production should not be impacted during this period as we plan to purchase sulfuric acid in the open market. The Partnership currently expects positive EBITDA at the Pasadena Facility for the year due to increased production, improved margins and higher operating rates.

Recent increases in prices for nitrogen products from the lower levels experienced late in 2013 are encouraging. However, the current market environment is different this year relative to early 2013, with lower corn prices and somewhat lower, albeit strong, anticipated corn plantings. These factors and the dynamics that affect input prices could rapidly change based on weather patterns and other conditions, and could positively or negatively affect product prices, margins, deliveries and cash distributions. Cash distributions in 2014 may be less than cash available for distribution if the Board of Directors elects to reduce distributions in order to replenish working capital reserves that were diminished by $20 million of negative cash available for distribution in the fourth quarter of 2013.

Conference Call with Management

The Company will hold a conference call today, March 11, 2014, at 3:00 p.m. PDT, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and the pass code 9069023#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PDT on March 11 through 11:59 p.m. PDT on March 21. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 9069023#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Revenues	$79,273	$92,459	$374,855	$261,925
Cost of Sales	81,867	63,872	291,164	130,006

Gross Profit (Loss)	(2,594)	28,587	83,691	131,919
Operating Expenses
Selling, general and administrative expense	14,713	14,409	59,076	48,240
Research and development	—	6,270	5,747	20,944
Depreciation and amortization [1]	(2,342)	1,268	3,113	3,754
Agrifos goodwill impairment	—	—	30,029	—
Loss on impairments	—	15,965	—	15,965
(Gain) loss on sale of assets	840	272	(5,379)	272
Other	1	(309)	(15)	(600)

Total Operating Expenses	13,212	37,875	92,571	88,575

Operating Income (Loss)	(15,806)	(9,288)	(8,880)	43,344
Other Income (Expense), Net
Interest expense	(5,362)	(3,661)	(16,382)	(8,949)
Loss on debt extinguishment	—	(4,801)	(6,001)	(4,801)
Fair value adjustment to earn-out consideration	(75)	—	5,122	—
Other income (expense), net	9	(39)	(170)	(693)

Total Other Expenses, Net	(5,428)	(8,501)	(17,431)	(14,443)

Income (Loss) from Continuing Operations Before Income Taxes and Equity in Loss of Investee	(21,234)	(17,789)	(26,311)	28,901
Income tax (benefit) expense	138	122	(26,591)	1,364

Income (Loss) from Continuing Operations Before Equity in Loss of Investee	(21,372)	(17,911)	280	27,537
Equity in Loss of Investee	104	—	242	—

Income (Loss) from Continuing Operations	(21,476)	(17,911)	38	27,537
Income from discontinued operations, net of tax	—	16	—	150

Net Income (Loss)	(21,476)	(17,895)	38	27,687
Net loss (income) attributable to noncontrolling interests	6,945	(6,630)	(1,570)	(41,687)

Net Loss Attributable to Rentech Common Shareholders	$(14,531)	$(24,525)	$(1,532)	$(14,000)

Net Loss per Common Share Allocated to Rentech Common Shareholders:
Basic and Diluted:
Continuing operations	(0.06)	(0.11)	(0.01)	(0.06)
Discontinued operations	0.00	0.00	0.00	0.00

Net Loss	(0.06)	(0.11)	(0.01)	(0.06)

Weighted-Average Shares Used to Compute Net Loss per Common Share:
Basic and Diluted	227,026	221,757	226,139	223,189

[1]	Amortization of unfavorable agreements exceeds amortization of favorable agreements resulting in a credit in depreciation and amortization for Fulghum Fibres.

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Revenues
East Dubuque	$30,862	$54,977	$177,700	$224,205
Pasadena	23,714	37,430	133,675	37,430
Fulghum Fibres	24,491	—	62,974	—
Energy Technologies	206	52	506	290

Total Revenues	$79,273	$92,459	$374,855	$261,925

Gross Profit (Loss)
East Dubuque	$(470)	$30,290	$80,883	$133,543
Pasadena	(7,563)	(1,704)	(9,529)	(1,704)
Fulghum Fibres	5,283	—	12,032	—
Energy Technologies	156	1	305	80

Total Gross Profit (Loss)	$(2,594)	$28,587	$83,691	$131,919

Selling, General and Administrative Expense
East Dubuque	$1,153	$1,762	$4,576	$6,242
Pasadena	953	361	4,764	361
Fulghum Fibres	1,645	—	3,754	—
Wood Pellets	1,246	1,080	5,479	1,919
Energy Technologies	2,165	1,262	7,709	4,514

Total Selling, General and Administrative Expense	$7,162	$4,465	$26,282	$13,036

Research and Development
Energy Technologies	$—	$6,270	$5,747	$20,944

Total Research and Development	$—	$6,270	$5,747	$20,944

Depreciation and Amortization
East Dubuque	$39	$81	$191	$807
Pasadena	1,164	583	3,886	583
Fulghum Fibres [1]	(3,692)	—	(1,708)	—
Wood Pellets	26		26	—
Energy Technologies	—	405	122	1,573

Total Depreciation and Amortization Recorded in Operating Expenses	$(2,463)	$1,069	$2,517	$2,963

Other Operating (Income) Expenses
East Dubuque	$770	$226	$806	$510
Pasadena	—	—	30,029	—
Fulghum Fibres	73	—	72	—
Energy Technologies	(2)	15,703	(6,272)	15,126

Total Other Operating Expenses	$841	$15,929	$24,635	$15,636

Operating Income (Loss)
East Dubuque	$(2,432)	$28,221	$75,310	$125,984
Pasadena	(9,680)	(2,648)	(48,208)	(2,648)
Fulghum Fibres	7,257	—	9,914	—
Wood Pellets	(1,272)	(1,080)	(5,505)	(1,919)
Energy Technologies	(2,007)	(23,637)	(7,001)	(42,077)

Total Operating Income (Loss)	$(8,134)	$856	$24,510	$79,340

[1]	Amortization of unfavorable agreements exceeds amortization of favorable agreements resulting in a credit in depreciation and amortization for Fulghum Fibres.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)
Interest (Income) Expense
East Dubuque	$—	$13	$—	$194
Pasadena	2	—	8	—
Fulghum Fibres	505	—	1,755	—
Energy Technologies	—	6	(3)	(1,576)

Total Interest (Income) Expense	$507	$19	$1,760	$(1,382)

Net Income (Loss)
East Dubuque	$(2,139)	$26,095	$75,244	$123,721
Pasadena	(9,442)	(2,648)	(48,357)	(2,648)
Fulghum Fibres	6,026	—	6,967	—
Wood Pellets	(1,239)	(1,080)	(5,180)	(1,919)
Energy Technologies	(1,988)	(23,644)	(6,891)	(40,498)

Total Net Income (Loss)	$(8,782)	$(1,277)	$21,783	$78,656

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss):
Segment net income (loss)	$(8,782)	$(1,277)	$21,783	$78,656
RNF – Partnership and unallocated expenses recorded as selling, general and administrative expenses	(1,457)	(4,271)	(7,945)	(11,773)
RNF – Partnership and unallocated income (expenses) recorded as other income (expense)	—	—	(1,081)	232
RNF – Unallocated interest expense and loss on interest rate swaps	(4,370)	(1,319)	(14,096)	(2,226)
RNF – Income tax benefit (expense)	1	(303)	303	(303)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(6,094)	(5,673)	(24,849)	(23,432)
Corporate and unallocated depreciation and amortization expense	(121)	(199)	(596)	(791)
Corporate and unallocated income (expenses) recorded as other income (expense)	38	(2,683)	19	(2,708)
Corporate and unallocated interest expense	(485)	(2,367)	(532)	(9,055)
Corporate income tax benefit (expense)	(206)	181	27,032	(1,063)
Income from Discontinued Operations	—	16	—	150

Consolidated Net Income (Loss)	$(21,476)	$(17,895)	$38	$27,687

Rentech, Inc.

Selected Balance Sheet Data

	As of December 31, 2013	As of December 31, 2012
Cash	$106,369	$141,736
Working Capital	69,822	107,059
Construction in Progress	60,136	61,417
Total Assets	703,590	479,202
Total Debt	421,979	193,290
Total Rentech Stockholders’ Equity	158,073	157,987

	As of December 31, 2013	As of December 31, 2012
Cash – Rentech Nitrogen	$34,060	$55,799
Cash excluding Rentech Nitrogen	72,309	85,937

Total Cash	$106,369	$141,736

	As of December 31, 2013	As of December 31, 2012
Debt – Rentech Nitrogen	$320,000	$193,290
Debt excluding Rentech Nitrogen	101,979	—

Total Debt	$421,979	$193,290

Disclosure Regarding Non-GAAP Financial Measures

Net income (loss) excluding Agrifos goodwill impairment, loss on debt extinguishment, gain on sale of Natchez, fair value adjustment to earn-out consideration and income tax (benefit) expense is included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

Consolidated Adjusted EBITDA for Rentech and Adjusted EBITDA for Rentech Nitrogen are defined as net income (loss) plus, as applicable, interest expense and other financing costs, Agrifos goodwill impairment, loss on debt extinguishment, loss on interest rate swaps, income tax expense (benefit), depreciation and amortization, gain on fair value adjustment to earn-out consideration and gain on sale of Natchez. Adjusted EBITDA for Fulghum Fibres is defined as net income plus net interest expense, depreciation and amortization and other adjustments. Pro-Forma Adjusted EBITDA is Adjusted EBITDA plus turnaround expenses, the cost to repair the foundation underneath one of our syngas compressors, the insurance deductible on equipment damaged by the fire that occurred in November 2013 and fixed costs incurred during downtime for repairs related to the fire.

Cash selling, general and administrative expenses exclude non-cash compensation expenses.

The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of Rentech’s costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to Rentech’s presentation of those measures, since each company may define these terms differently.

The table below reconciles net loss attributable to Rentech excluding Agrifos goodwill impairment, loss on debt extinguishment, sale of Natchez, gain on fair value adjustment to earn-out consideration and income tax benefit to net loss attributable to Rentech for the year ended December 31, 2013 (stated in thousands, except per share data).

For the Year Ended December 31, 2013
Net Loss Attributable to Common Shareholders	$(1,532)
Agrifos Goodwill Impairment	17,957
Loss on Debt Extinguishment	3,589
Gain on Sale of Natchez	(6,275)
Fair Value Adjustment to Earn-out consideration	(3,144)
Income Tax Benefit	(26,591)

Net Loss Attributable to Common Shareholders Excluding Agrifos Goodwill Impairment, Loss on Debt Extinguishment and Fair Value Adjustment to Earn-out Consideration	$(15,996)

Net Loss per Share Attributable to Rentech Common Shareholders	$(0.01)
Per Share Agrifos Goodwill Impairment	0.08
Loss per Share on Debt Extinguishment	0.02
Gain per share on Sale of Natchez	(0.03)
Per Share Fair Value Adjustment to Earn-out Consideration	(0.01)
Income Tax Benefit per Share	(0.12)

Net Loss per Share Attributable to Rentech Common Shareholders Excluding Agrifos Goodwill Impairment, Loss on Debt Extinguishment and Fair Value Adjustment to Earn-out Consideration	$(0.07)

Weighted-Average Common Shares Outstanding	226,139

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net income (loss) for the three months ended and year ended December 31, 2013 (stated in thousands).

	For the Three Months Ended December 31, 2013	For the Year Ended December 31, 2013
Net Income (Loss)	$(21,476)	$38
Add:
Interest Expense	5,362	16,382
Income Tax Expense	138	(26,591)
Depreciation and Amortization	2,515	21,184
Agrifos Goodwill Impairment	—	30,029
Loss on Debt Extinguishment	—	6,001
Gain on Sale of Natchez	—	(6,275)
Fair Value Adjustment to Earn-out Consideration	75	(5,122)
Other	95	412

Adjusted EBITDA	$(13,291)	$36,058

The table below reconciles Fulghum Fibres’ Adjusted EBITDA from net income for Fulghum for the three months and year ended December 31, 2013 (stated in thousands)

	For the Three Months Ended December 31, 2013	For the Year Ended December 31, 2013
Fulghum Net Income	$6,026	$6,967
Add Fulghum Items:
Interest Expense	505	1,755
Depreciation and Amortization [1]	(2,563)	3,128
Other	726	1,192

Fulghum’s Adjusted EBITDA	$4,694	$13,042

[1]	Amortization of unfavorable agreements exceeds amortization of favorable agreements resulting in a credit in depreciation and amortization for Fulghum Fibres.

The table below reconciles consolidated Adjusted EBITDA from net loss for Rentech Nitrogen for the three months ended December 31, 2013. The table also presents Pro-Forma Adjusted EBITDA that reverses the impact of turnaround expenses at both plants and the impacts of the compressor foundation replacement and fire at the East Dubuque Facility for the period (stated in thousands, except per unit data).

	For the Three Months Ended December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net loss	$(2,139)	$(9,442)	$(5,826)	$(17,407)
Plus: Interest expense	—	2	4,371	4,373
Less: Income tax benefit	(294)	(240)	—	(534)
Plus: Depreciation and amortization	2,739	2,192	—	4,931
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$306	$(7,488)	$(1,456)	$(8,638)
Plus: Turnaround expense	7,754	1,709	—	9,463
Plus: Syngas compressor foundation crack expense	776	—	—	776
Plus: Insurance deductible on equipment damaged by fire	1,000	—	—	1,000
Plus: Fixed costs during downtime for fire[1]	4,279	—	—	4,279

Pro Forma Adjusted EBITDA	$14,115	$(5,779)	$(1,456)	$6,880

[1]	Represents fixed plant costs incurred during the fire-related downtime that are recorded to cost of sales rather than capitalized into inventory and recorded as cost of sales when the volume produced during the period of the fire is subsequently delivered. GAAP requires that fixed costs incurred during a plant interruption such as the fire at the East Dubuque Facility are expensed as incurred as opposed to inventoried.

The table below reconciles consolidated Adjusted EBITDA from net income (loss) for Rentech Nitrogen for the twelve months ended December 31, 2013. The table also presents Pro-Forma Adjusted EBITDA that reverses the impact of turnaround expenses at both plants and the impacts of the compressor foundation replacement and fire at the East Dubuque Facility for the period (stated in thousands, except per unit data).

	For the Year Ended December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net income (loss)	$75,244	$(48,357)	$(22,819)	$4,068
Plus: Interest expense	—	8	14,090	14,098
Plus: Agrifos goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Less: Fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	66	141	(303)	(96)
Plus: Depreciation and amortization	9,239	8,073	—	17,312
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$84,549	$(10,106)	$(7,945)	$66,498
Plus: Turnaround expense	7,754	1,709	—	9,463
Plus: Syngas compressor foundation crack expense	776	—	—	776
Plus: Insurance deductible on equipment damaged by fire	1,000	—	—	1,000
Plus: Fixed costs during downtime for fire [1]	4,279	—	—	4,279

Pro Forma Adjusted EBITDA	$98,358	$(8,397)	$(7,945)	$82,016

[1]	Represents fixed plant costs incurred during the fire-related downtime that are recorded to cost of sales rather than capitalized into inventory and recorded as cost of sales when the volume produced during the period of the fire is subsequently delivered. GAAP requires that fixed costs incurred during a plant interruption such as the fire at the East Dubuque Facility are expensed as incurred as opposed to inventoried.

The table below reconciles consolidated Adjusted EBITDA to net income for Rentech Nitrogen for the three months and year ended December 31, 2012 (stated in thousands).

	For the Three Months Ended December 31, 2012	For the Year Ended December 31, 2012
Net income	$17,554	$107,003
Add:
Interest Expense	1,287	1,424
Income Tax Expense	303	303
Depreciation and Amortization	3,004	12,460
Loss on Debt Extinguishment	2,114	2,114
Loss on Interest Rate Swaps	44	951
Other	—	(232)

Adjusted EBITDA	$24,306	$124,023

The tables below reconcile forecasted EBITDA to net income for Fulghum Fibres and the Atikokan and Wawa pellet facilities for the year ending December 31, 2014 (stated in millions).

Fulghum Fibres EBITDA	2014 Guidance
Fulghum Fibres Net Income	$6
Add:
Interest Expense	2
Depreciation and Amortization	11
Other	1

Fulghum Fibres Adjusted EBITDA	$20

Wawa & Atikokan Pellet Facilities	2014 Guidance
Wawa & Atikokan Operating Income	$—
Add:
Depreciation and Amortization	2

Facility Level Adjusted EBITDA	$2

The table below reconciles cash selling, general and administration expenses for Rentech, excluding Rentech Nitrogen, for 2012, 2013 and 2014 (stated in thousands).

	2012 Actual	2013 Actual	2014 Guidance
Total Cash SG&A	$21,842	$35,851	$32,000
Add:
Non-Cash Compensation Expenses	8,023	5,940	7,000

GAAP SG&A	$29,865	$41,791	$39,000

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business consists of the provision of wood chipping services and the manufacture and sale of wood chips, through a wholly-owned subsidiary, Fulghum Fibres, Inc., and the development of wood pellet production facilities. Rentech’s nitrogen fertilizer business consists of the manufacture and sale of nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: potential investment opportunities, including projected revenues and EBITDA for the wood fibre business; the possibility of a MLP IPO for the wood fibre business; our ability to complete the wood pellet mills on a timely basis and on budget; the outlook for our wood processing and nitrogen fertilizer businesses; and our ability to close on the sale of our energy technologies business. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

References to an initial public offering of our wood fibre business in this press release are being made solely to advise Rentech’s investors regarding the Company’s current business plan. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. Any such offer or solicitation will be made only by means of a prospectus.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com